Exhibit 4.2
FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 15, 2021, between NORTHERN OIL AND GAS, INC., a Delaware corporation (together with its successors and assigns, the “Issuer”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (the “Trustee”).
W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee are party to an indenture dated as of February 18, 2021 (the “Indenture”) relating to the Issuer’s 8.125% Senior Notes due 2028;
WHEREAS, pursuant to and on the date of the Indenture, the Issuer initially issued $550,000,000 aggregate principal amount of its 8.125% Senior Notes due 2028 (the “Initial Notes”);
WHEREAS, the Issuer wishes to issue an additional $200,000,000 aggregate principal amount of its 8.125% Senior Notes due 2028 as Additional Notes (the “New Notes”), as permitted by Section 2.02 and Section 4.09 of the Indenture;
WHEREAS, Section 9.01(g) of the Indenture provides that, without the consent of the holders of Notes, the Indenture may be amended or supplemented by the Issuer and the Trustee to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; and
WHEREAS, the Issuer desires and has requested the Trustee to enter into this Supplemental Indenture to evidence the issuance of the New Notes.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
    1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.
    2.    Amount of New Notes. The aggregate principal amount of New Notes to be authenticated and delivered under the Indenture on November 15, 2021 is $200,000,000.
    3.    Terms of New Notes. The Initial Notes and the New Notes shall be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The New Notes are to be issued as Additional Notes under the Indenture and shall:

(a)    have identical terms and conditions to the Initial Notes, except that (i) the New Notes shall be issued on November 15, 2021 at an offering price of 106.75% of the principal amount thereof, plus accrued interest from and including September 1, 2021, (ii) interest on the New Notes will accrue from September 1, 2021 (iii) the first interest payment in respect of the New Notes shall be made on March 1, 2022 and (iv) the New Notes will have the CUSIP and ISIN numbers for Regulation S Global Notes as set forth in clause (c) below;

(b)    be issuable in whole in the form of one or more Global Notes to be held by the Depository that are substantially in the form, including appropriate transfer restriction legends, provided in Exhibit A to the Indenture; and
(c)    (i) bear, in the case of New Notes sold under Rule 144A of the Securities Act, the CUSIP number of 665531 AG4 and the ISIN number of US665531 AG42 (which are the same as the Initial Notes sold under Rule 144A of the Securities Act), and, (ii) in the case of New Notes sold under Regulation S of the Securities Act, (A) until the completion of the Restricted Period and exchange of the temporary Regulation S Global Note, initially bear the CUSIP number of U66499 AE1 and the ISIN number of USU66499AE14 and (B) upon the exchange to permanent Regulation S Global Note pursuant to the Indenture, bear the CUSIP number of U66499 AD3 and the ISIN number of USU66499AD31;
    4.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
    5.    The Trustee Makes No Representations. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or in respect of the statements or recitals contained herein, all of which recitals are made solely by the Issuer.

    6.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
    7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original (which may be delivered in original form or facsimile or an electronic file thereof), but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “endorse” and words of similar import in this Supplemental Indenture shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by such Trustee.
    8.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
[Signatures on following pages]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

NORTHERN OIL AND GAS, INC.

By:	/s/ Chad Allen
Name:	Chad Allen
Title:	Chief Financial Officer

[Signature Page to Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Karen Ferry
Name:	Karen Ferry
Title:	Vice President

[Signature Page to Supplemental Indenture]